Exhibit 99.1

May 16, 2011

Dear Shareholder:

Whitney Holding Corporation (the Company) has appointed Hancock Bank to replace American Stock Transfer & Trust Company, LLC as the Company’s stock transfer agent, effective at the close of business on May 20, 2011. Hancock Bank will also serve as the administrator for the Company’s dividend reinvestment plan effective as of the close of business on May 20, 2011.

Subsequent to May 20, 2011, to ensure that any account changes or updates are made promptly and accurately, such changes and updates should be directed to Hancock Bank, including any change to a shareholder’s name, address and ownership type, dividend payments and the replacement of lost certificates, or dividend reinvestment plan election. Shareholders should send all correspondence to Hancock Bank at:

By Hand or Overnight Mail:	Mailing Address:

Hancock Bank Corporate Trust Division	Hancock Bank Corporate Trust Division
2510 14th Street, 2nd Floor	P.O. Box 4019
Gulfport, Mississippi 39501	Gulfport, Mississippi 39502

Telephone and Email:

Toll free: (800) 522-6542 ext. 87652
Email: shareholderservices@hancockbank.com
Website: www.hancockbank.com

If you made a request for a transfer or other service that American Stock Transfer is unable to satisfy prior to May 20, 2011, it will be forwarded to Hancock Bank for prompt handling, and you may contact the new transfer agent regarding its status following that date. Should you encounter any difficulties, please call Whitney’s Shareholder Services at our toll-free number (800) 347-7272, extension 3627, or via Email at investor.relations@whitneybank.com.

We are confident this transition will be as seamless as possible for our shareholders. Please feel free to contact Shirley Fremin, the manager of Shareholder Services, at the contact number provided above, if you have any questions or concerns about this transition to Hancock Bank.

Sincerely,

John C. Hope, III
Chairman & CEO